Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference into previously filed registration statements on Form S-3 dated August 18, 1994 as amended effective November 13, 1998 (Registration No. 33-60105), Form S-3 dated May 4, 1995 (Registration No. 333-91880) and Form S-3 dated June 27, 1997 (Registration No. 333-26967) of Crown American Realty Trust of our report dated March 28, 2003, with respect to the consolidated financial statements and schedules of Crown American Realty Trust included in this Form 10-K for the year ended December 31, 2002.

ERNST & YOUNG LLP

McLean, Virginia

March 28, 2003